EXHIBIT 99.1
CONTACT:
John E. Vollmer III, SVP & Chief Financial Officer,
Patterson-UTI Energy, Inc.,
214-360-7800
Patterson-UTI Energy Announces Appointment of
Douglas J. Wall as Chief Executive Officer
     SNYDER, Texas, September 4, 2007 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that its Board of Directors has approved the appointment of Douglas J. Wall, 54, as Chief Executive Officer. He will replace Cloyce A. Talbott, 72, who is retiring as CEO on September 30, 2007. Mr. Talbott will remain on the Company’s Board and will also serve as a special consultant to the Company.
     Mr. Wall joined Patterson-UTI in April of this year as Chief Operating Officer. Immediately prior he was with Baker Hughes Incorporated (NYSE: BHI) where he had served since 2005 as Group President, Completion & Production. In that capacity he was responsible for the combined activities of Baker Oil Tools, Baker Petrolite, Centrilift and ProductionQuest divisions. From 2003 to 2005 he was President, Baker Oil Tools, and from 1997 to 2003 he was President of Hughes Christensen Company.
     “Throughout his career, Doug has consistently demonstrated both a solid grasp of the oilfield services industry, as well superior leadership qualities that have distinguished him in all of his previous positions,” stated Mark Siegel, Patterson-UTI’s Chairman. “We are confident that with Doug’s appointment Patterson-UTI will remain in strong, steady hands as we pursue our goal of building value for our shareholders,” Mr. Siegel added.
     “I am both honored and humbled by this appointment, and look forward to building upon the track record of success that Cloyce and his team have accomplished since the Company was formed in 1978,” stated Mr. Wall. “Patterson-UTI is an outstanding organization with a stellar reputation, and I intend to do all in my power to be worthy of the trust and confidence that the Board has placed in me.”
     Mr. Talbott stated, “After fifty years in the energy business, including nearly thirty years with Patterson-UTI, I decided that it was time for me to slow down a little. Doug knows the oilfield services business from both the top down and the bottom up, and I have every confidence that under his leadership Patterson-UTI’s best days are ahead.”

     “It has been both a personal and a professional privilege to work with Cloyce,” Mr. Siegel said. “He has played a key role in our success, and I am extremely pleased that we will continue to benefit from his vast experience and considerable expertise through his continued membership on our board and in his new capacity as a special consultant to the company.”
About Patterson UTI Energy, Inc.
     Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 345 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, Patterson-UTI has an exploration and production business.
     Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.